Exhibit 10.5

Execution Version

AMENDMENT TO
SECURED SUBORDINATED CONVERTIBLE NOTES

This Amendment to Secured Subordinated Convertible Notes (this “Amendment”), dated as of May 24, 2024 (the “Effective Date”), is entered into by and among Venus Concept Inc., a Delaware corporation (the “Company”), Venus Concept USA Inc. (“Venus USA”), Venus Concept Canada Corp. (“Venus Canada”), Venus Concept Ltd. (“Venus Israel” and together with Venus USA and Venus Canada, the “Guarantors”), Madryn Health Partners, LP, a Delaware limited partnership (“Madryn”), Madryn Health Partners (Cayman Master), LP, a Cayman Islands limited partnership (“Madryn Cayman,” and together with Madryn, each in their capacity as Holder under the Notes, the “Investors”), and Madryn Health Partners, LP, in its capacity as Collateral Agent under the Guaranty and Security Agreement (the “Collateral Agent”, and together with the Company, the Guarantors and the Investors, the “Parties”).

WHEREAS, the Parties are party to that certain Exchange Agreement, dated as of October 4, 2023, pursuant to which the Company issued and sold (i) to Madryn a secured subordinated convertible note in the aggregate principal amount of $8,432,946.88 (the “Madryn Note”), and (ii) to Madryn Cayman a secured subordinated convertible note in the aggregate principal amount of $14,358,801.44 (the “Madryn Cayman Note,” and together with the Madryn Note, the “Notes”).

WHEREAS, each Guarantor is or desires to become, as applicable, a Grantor under that certain Guaranty and Security Agreement, dated as of December 9, 2020 (as amended, modified, restated or supplemented from time to time, the “Guaranty and Security Agreement”), pursuant to which the Grantors from time to time party thereto have granted a security interest to the Collateral Agent as collateral for the obligations of the Company under the Notes;

WHEREAS, each Note may be amended by a written instrument signed by the applicable Parties; and

WHEREAS, the Parties desire to (a) amend certain terms of each Note and (b) reaffirm their obligations under or join, as applicable, the Guaranty and Security Agreement as a Grantor thereunder.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Definitions. Capitalized terms used and not defined in this Amendment have the meanings given to such terms in the Notes or the Guaranty and Security Agreement, as applicable.

2.           Amendments. The Notes are hereby amended as follows:

(a)          Section 6.6 of each Note is hereby amended and restated in its entirety as follows:

6.6        Voluntary Adjustment by Company.  Subject to the Rules of the Principal Market or another Eligible Market, the Company may at any time during the term of this Note, with the prior written consent of the Required Holders, increase the then current Conversion Rate to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(b)          Section 12 of each Note is hereby amended and restated in its entirety as follows:

12.      Covenants.  Until all of the Notes have been converted, redeemed or otherwise satisfied, in full, in accordance with their terms (excluding contingent and indemnification or contribution obligations), the Company hereby covenants and agrees that:

12.1      Rank.  All payments due under this Note shall rank pari passu with all Other Notes.

12.2      Maintenance of Existence.  The Company shall preserve and maintain its legal existence.

12.3      Maintenance of Listing.  The Company shall maintain  its Common Stock listing on the Principal Market or another Eligible Market (subject to all cure periods permitted by the Principal Market or such other Eligible Market).  The Company shall list any Common Stock issuable upon conversion of this Note on the Principal Market or any other Eligible Market on which the Common Stock is then listed prior to issuance of such Common Stock.

12.4      Change of Control.  The Company shall not, nor shall it permit any subsidiary to, directly or indirectly, have a Change of Control without the prior written approval of the Holder, which approval shall not be unreasonably withheld, conditioned or delayed.  The Company shall at all times comply with the Holder’s standard and customary “know your customer” reviews and clearance in connection with any approved Change of Control.

12.5      No Sale of Assets.  The Company shall not, nor shall it permit any subsidiary to, during the term of the Note, transfer any material portion of its respective assets unless such transfer is in the ordinary course of the Company’s business, for fair market value and such fair market value is given to the Company, in its sole name, and such transfer will not have a material adverse effect on the financial condition of the Company and/or its ability to perform the obligations hereunder, as determined by the Holder in their sole and absolute discretion.

12.6      Further Assurances and Preservation of Security.  The Company shall, and shall cause its subsidiaries to, do all acts and execute all documents for the better and more effective carrying out of the intent and purposes of this Note, as the Holder shall reasonably require from time to time, and will do such other acts necessary or desirable to preserve and protect the Collateral at any time securing or intending to secure the Note, as the Holder may require.

12.7     Subordination of Debt.  The Company shall, and shall cause its subsidiaries to, fully subordinate all of the Company’s debts owed to third parties, including, without limitation, officers, employees, stockholders, and affiliates, upon terms and conditions acceptable to the Holder, other than the MSPLP Facility and Permitted Debt (as defined in the MSPLP Facility) which is not expressly required to be subordinated.

12.8     Indebtedness.  During the term of the Note, the Company shall not, nor shall it permit any subsidiary to, incur, create, assume or permit to exist any indebtedness or liability on account of advances or deposits, any indebtedness or liability for borrowed money, any indebtedness constituting the deferred purchase price of any property or assets, any indebtedness owed under any conditional sale or title retention agreement, contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations without the prior written approval of the Holder, except for Permitted Debt (as defined in the MSPLP Facility).

12.9      Liens.  The Company shall not, nor shall it permit any subsidiary to, create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, securing any debt for borrowed money or any obligations evidenced by a bond, debenture, note, loan agreement or other similar instrument, or any guarantee of the foregoing, other than Permitted Liens (as defined in the MSPLP Facility).

12.10    Restricted Payments.  The Company shall not, nor shall it permit any subsidiary to, make any Restricted Payment.

For the purposes of this Section 12.10, “Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any equity securities of the Company or its subsidiaries, but excluding any intercompany dividends or distributions made to the Company from one or more of its subsidiaries; (b) any purchase, redemption, retirement or acquisition by the Company or its subsidiaries for value of any equity securities or any distribution of any kind in cash or other property or assets in respect thereof; (c) any payment (whether in cash, securities or other property or assets), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity securities or on account of any return of capital to the equityholders, partners or members (or the equivalent person thereof) of the Company or its subsidiaries, and (d) any management fees, board fees, director or manager fees or similar fees, but, for the avoidance of doubt, excluding fees paid to officers, directors and employees of the Company and its subsidiaries. For the further avoidance of doubt, the transactions contemplated by that certain Exchange Agreement dated as of May 24, 2024, made among the parties hereto, do not constitute a Restricted Payment.

12.11    Repayment of Other Indebtedness.  The Company shall not, nor shall it permit any subsidiary to, repay the principal balance of, or pay any interest on, any debt (other than the MSPLP Facility) unless the principal or interest payment is mandatory and due, until the Note is repaid in full.

With respect to debt that predates the Note, principal and interest payments are “mandatory and due”: (i) on the future date upon which they were scheduled to be paid as of the date of origination of the Note, or (ii) upon the occurrence of an event that automatically triggers mandatory prepayments under a contract for indebtedness that the Company executed prior to the date of origination of the Note, except that any such prepayments triggered by the incurrence of new debt can only be paid (i) if such prepayments are de minimis, or (ii) under the Note at the time of origination of the Note.

For the avoidance of doubt, the Company and its subsidiaries may continue to pay, and the Holder may request that the Company and its subsidiaries pay, interest or principal payments on outstanding debt on (or after) the payment due date, provided that the payment due date was scheduled prior to the date of origination of the Note.  The Company and its subsidiaries may not pay, and the Holder may not request that the Company or its subsidiaries pay, interest or principal payments on such debt ahead of schedule during the life of the Note, unless required by a mandatory prepayment clause as specifically permitted above.

For future debt incurred by the Company or its subsidiaries in compliance with the terms and conditions of the Note, principal and interest payments are “mandatory and due” on their scheduled dates or upon the occurrence of an event that automatically triggers mandatory prepayments.

As to repayment of a loan owed to an owner or to an affiliate of the Company or its subsidiaries, such repayment shall be allowed provided that the loan is a bona fide loan and repayment is made when mandatory and due.  A loan owed to an owner or to an affiliate of a Company shall be considered “bona fide” if (i) it is a written instrument with a stated interest rate, a stated maturity date, and terms that are at least as favorable to the Company as market terms for similar loans at the time of origination; (ii) such owner or affiliate of the Company has a reasonable expectation of repayment, including that payments on the loan are not deferred; (iii) the debt is enforceable under state law; and (iv) such owner or affiliate of the Company has remedies upon default (e.g., a security interest or position with respect to other creditors).

The Company and its subsidiaries hereby acknowledges and agrees that the Holder may require, in their sole and absolute discretion, additional documentation from the Company relating to any loan owed to an owner or to an affiliate of the Company, including, without limitation, promissory notes or other evidence of such debt, as well as affidavits or certifications from the Company, in order to confirm that such loan is bona fide.

12.12    Fees and Expenses.  The Company agrees to pay all other fees and expenses incurred by the Holder in connection with the Note, which shall include, but not be limited to, the legal fees and costs of the Holder’s counsel.

12.13    Key Person Event. The Company shall ensure that Rajiv De Silva (Chief Executive Officer) maintains his current position as Chief Executive Officer of the Company; provided that no default or Event of Default shall occur if Rajiv De Silva voluntarily terminates employment if, (i) the Company provides to the Holder written notice thereof no later than the earlier of (A) the effective date of such voluntary termination and (B) twenty-four (24) hours prior to the date in which the Company is required to provide notice of such voluntary termination to its shareholders and (ii) within ninety (90) days following such voluntary termination, such Person is replaced with another individual acceptable to the Holder (evidenced by Holder providing written notice of such acceptance to the Company).

12.14    Fundamental Changes. The Company shall not, nor shall it permit any subsidiary to, dissolve, liquidate, amalgamate or consolidate with or into another person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person (including, in each case, pursuant to a Delaware LLC Division).

12.15    Investments. The Company shall not, nor shall it permit any subsidiary to, make any Investment (as defined in the MSPLP Facility).

3.          Collateral Matters. As of the Effective Date, each Guarantor hereby irrevocably, absolutely and unconditionally becomes or reaffirms its status as, as applicable, a Grantor under the Guaranty and Security Agreement and agrees to be bound by all terms, conditions, obligations, liabilities and undertakings of each Grantor or to which each Grantor is subject thereunder, including without limitation the grant pursuant to Section 3 of the Guaranty and Security Agreement of a security interest to the Collateral Agent, for the benefit of the Secured Parties, in the property and rights constituting Collateral of such Grantor or in which such Grantor has or may have or acquire an interest or the power to transfer rights therein, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, as security for the payment and performance of the Obligations, all with the same force and effect as if such Guarantor were a signatory to the Guaranty and Security Agreement.

4.           Full Force and Effect. Except as amended hereby, the Notes shall remain in full force and effect in accordance with the provisions thereof, as in effect on the date hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to Secured Subordinated Convertible Notes to be executed to be effective as of the date first written above.

VENUS CONCEPT INC.

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: Chief Executive Officer

VENUS CONCEPT USA INC., as a Guarantor and Grantor under the Guaranty and Security Agreement

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: President and Assistant Secretary

VENUS CONCEPT CANADA CORP., as a Guarantor and Grantor under the Guaranty and Security Agreement

By:	/s/ Hemanth Varghese
Name: Hemanth Varghese
Title: President and General Manager

VENUS CONCEPT LTD, as a Guarantor and Grantor under the Guaranty and Security Agreement

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: Chief Executive Officer

[Amendment to Secured Subordinated Convertible Notes]

MADRYN HEALTH PARTNERS, LP, as an Investor

By:	Madryn Health Advisors, LP, its General Partner

By:	Madryn Health Advisors GP, LLC, its General Partner

By:	/s/ Avinash Amin
Name:	Avinash Amin
Title:	Member

MADRYN HEALTH PARTNERS (CAYMAN MASTER), LP, as an Investor

By:	Madryn Health Advisors, LP, its General Partner

By:	Madryn Health Advisors GP, LLC, its General Partner

By:	/s/ Avinash Amin
Name: Avinash Amin
Title: Member

MADRYN HEALTH PARTNERS, LP, as Collateral Agent

By:	Madryn Health Advisors, LP, its General Partner

By:	Madryn Health Advisors GP, LLC, its General Partner

By:	/s/ Avinash Amin
Name: Avinash Amin
Title: Member

[Amendment to Secured Subordinated Convertible Notes]